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                                                                     Exhibit 4.2

                    AMENDED, RESTATED AND CONSOLIDATED NOTE

         $455,617.58

               This Amended, Restated and Consolidated Note ("Note") is made this 21st day of January, 1999 by RED BELL BREWING COMPANY ("BORROWER"), WITH an address at 3100 West Jefferson Street, Philadelphia, Pennsylvania 19121, in favor of First Union National Bank, successor by merger to Core Bank, N.A. ("Bank"),with an address at 123 South Broad Street, Philadelphia, Pennsylvania 19109.

                                   WITNESSETH


            WHEREAS, Borrower established certain financing arrangements with Bare and incurred certain indebtedness to Bank pursuant to that certain Master Demand Note executed by Borrower and dated January 26, 1996 in the principal amount of Three Hundred Ninety-Three Thousand Dollars ($393,000.00) ("First Bank Note"), that certain Commercial Promissory Note executed by Borrower and dated March 1, 1996 in the principal amount of Five Hundred Thousand Dollars ($500,000.00) ("Second Bank Note"), that certain Master Demand Note executed by Borrower and dated April 25, 1996 in the principal amount of Three Hundred Eighty-Six Thousand Dollars ($386,000.00) ("Third Bank Note"), and that certain Master Demand Note executed by Borrower and dated April 25, 1996 in the principal amount of Five Hundred Six Thousand Three Hundred Sixty-Two Dollars ($506,362.00) ("Fourth Bank Note") (collectively along with all amounts due and owing hereunder and/or any instrument, agreement or document related hereto, including without limitation that certain Guaranty dated August 20, 1996 and executed by the Borrower in connection with loans, made to Red Bell Brewery and Pub Company, the "Obligations").


            WHEREAS, in connection with the establishment of the Obligations, James R. Bell ("Guarantor") executed that certain Guaranty dated January 12, 1996 in favor of Bank.


            WHEREAS, the Obligations are secured by the real property described in that certain Open End Mortgage dated January 12, 1996 and executed by Borrower and PIDC Financing Corporation ("PIDC") in favor of Bank as security for the indebtedness incurred in connection with First Bank Note ("First Bank Mortgage"), that certain Open End Mortgage dated May 2, 1996 and executed by Borrower and PIDC in favor of Bank as security for the indebtedness incurred in connection with Second Bank Note ("Second Bank Mortgage"), that certain Open End Mortgage dated May 2, 1996 and executed by Borrower and PIDC in favor of Bank as security for the indebtedness incurred in connection with Third Bank Note ("Third Bank Mortgage"), that certain Open End Mortgage dated May 2, 1996 and executed by Borrower and PIDC in favor of Bank as security for the indebtedness incurred in connection with Fourth Bank Note ("Fourth Bank Mortgage") (collectively, the "Mortgages").


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            WHEREAS, Bank agreed to subordinate the Mortgages to the liens of certain real property mortgages as furthered described in that certain Mortgage Subordination Agreement dated January 28, 1998 by and among Borrower, PIDC, the Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development, and Bank.

            WHEREAS, Borrower has established certain financing arrangements with the United States Small Business Administration ("SBA") pursuant to the SBA 504 Loan Program ("SBA Loans"). The proceeds of the SBA Loans will be applied to the Obligations by repaying the principal amounts outstanding under the Third Bank Note and the Fourth Bank Note.


            NOW, THEREFORE, with the foregoing incorporated by reference and made a part hereof and intending to be legally bound, the undersigned agrees as follows:

            Borrower acknowledges and agrees that upon the application of the proceeds of the SBA Loan in the sum of Eight Hundred Ninety-Two Thousand Three Hundred Sixty-Two Dollars ($892,362.00) to the Obligations and upon the advancing by Bank of One Hundred Twenty Thousand Dollars ($120,000.00) on Borrower's behalf directly to certain third parties to repay amounts owing by Borrower to taxing authorities, Borrower shall be absolutely and unconditionally obligated to repay Bank the principal sum of Four Hundred Fifty-Five Thousand Six Hundred Seventeen and 58/100 Dollars ($455,617.58), representing the remaining balance under the First Bank Note and the Second Bank Note, the advances referenced above, accrued and unpaid interest on the Obligations, and legal fees and expenses incurred through. January 15, 1999. Upon receipt of the proceeds of the SBA Loan, Bank shall release Borrower from its liabilities and obligations under the Third Bank Note and the Fourth Bank Note and shall satisfy of record the Third Bank Mortgage and Fourth Bank Mortgage. Borrower acknowledges and agrees that the acceptance by Bank of such partial payment of the Obligations shall not represent a release or satisfaction of the liabilities and obligations of Borrower to Bank, or constitute a waiver of any rights and/or remedies available to Bank, all of which are expressly reserved by Bank, pursuant to the loan documentation (including, but not limited to, the First Bank Note, the Second Bank Note, the First Bank Mortgage, the Second Bank Mortgage and the Guaranty) and/or at law or equity.

            Borrower hereby promises to pay to the order of Bank, in lawful money of the United States of America in immediately available funds at Bank's offices as set forth above (or at such other address as Bank may designate to Borrower from time to time) the principal sum of Four Hundred Fifty-Five Thousand Six Hundred Seventeen and 58/100 Dollars (5455,617.58), together with interest accruing on the outstanding principal balance from the date hereof.

            Amounts outstanding under this Note will bear interest at Nine and One-Half Percent (9 1/2 %) per annum. Interest will be calculated on the basis of a year of 360 days counting the actual number of days elapsed.


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            Principal shall be due and payable in 60 consecutive monthly installments comprised of 59 equal installments in the amount of $7,593.62 each, commencing on March 1, 1999, and continuing on the first day of each month thereafter and a 60th installment comprised of all outstanding principal, accrued and unpaid interest, fees, costs and expenses due and payable in full on or before February 1, 2004. Interest on the outstanding principal amount hereunder shall be payable at the same time as the principal payments. If any payment under this Note shall become due on a Saturday, Sunday or public holiday, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Borrower hereby authorizes Bank to charge Borrower's deposit account at the Bank for any payment when due hereunder. So long as no Event of Default (as defined below) has occurred, payments received will be applied first to accrued and unpaid interest, second to charges, fees and expenses (including attorneys' fees), and third to principal. Upon the occurrence of an Event of Default (as defined below), payments received may be applied in any order Bank may choose, in its sole discretion.

            In addition to amounts due and owing under this Note, Borrower will pay promptly upon demand of Bank all reasonable costs, fees and expenses of Bank in connection with the analysis, negotiation, preparation, execution, administration and delivery of this Note and related instruments, agreements or documents referred to herein and therein and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, and in connection with the enforcement of any Obligations of, or the collection of any payments owing from, Borrower, Guarantor or any other guarantor under this Note and/or related instruments, agreements or documents, or protection or defense of the rights of Bank under this Note and/or related instruments, agreements or documents.

            Notwithstanding any provision contained herein to the contrary, the entire amount of the Obligations shall be due and payable upon a public offering of the stock of Borrower or any affiliated entity, or upon sale or transfer of substantially all of the assets of Borrower, or upon a transaction (whether by merger, sale of stock or otherwise) which results in a change of control (with respect to the ability to elect a majority of the board of directors) of Borrower or any affiliated entity to an unrelated third parry.

            If Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within ten calendar days of the date due and payable, Borrower also shall pay to Bank a late charge equal to five percent (5%) of the amount of such payment. Such ten day period shall not be construed in any way to extend the due date of any such payment. The late charge is imposed for the purpose of defraying Bank's expenses incident to the handling of delinquent payments and is in addition to, and not in lieu of, the exercise by Bank of any rights and remedies hereunder, under the other loan documents or under applicable laws, and any fees and expenses of any agents or attorneys which Bank may employ. Upon maturity, whether by acceleration, demand or otherwise, and at the option of Bank upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at a rate per annum (based on a year of 360 days and actual days

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         elapsed) which shall be 3 percentage points (3 %) in excess of the interest rate otherwise in effect under this Note but not more than the maximum rate allowed by law ("Default Rate"). In no event shall the amount of interest paid or agreed to be paid to Bank hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto. In such event, the interest rate shall automatically be reduced to the maximum rate permitted by such law and Bank may set-off any excess received from Borrower. Interest shall continue to accrue on all amounts outstanding under this Note and be paid at the applicable rate (which may include the Default Rate) even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind, or the happening of any other event or occurrence.

            This Note amends, restates and consolidates, but does not extinguish the indebtedness evidenced by the First Bank Note and the Second Bank Note and is secured by the First Bank Mortgage and the Second Bank Mortgage and by such other collateral as has previously been or may in the future be granted to Bank to secure the Obligations.

            Borrower shall be absolutely and unconditionally obligated to repay Bank and agrees that it has no defense, set-off, recoupment, claim and/or counterclaim against Bank, its officers, directors, employees, agents or attorneys with respect to the Obligations or related instruments, agreements or documents, all of which, except as expressly modified herein, remain in full force and effect. To the extent that the provisions of this Note are expressly inconsistent with the provisions of the loan documents, the provisions of this Note shall control. Borrower ratifies and confirms its obligations under the First Bank Note and the Second Bank Note (each as hereby amended, restated and consolidated) and related instruments, agreements and documents and agrees that the execution and delivery of this Note does not in any way diminish or invalidate any of Borrower's obligations thereunder. Borrower reconfirms the liens and security interests granted to Bank in and to the collateral as defined in and pursuant to certain security agreements executed in connection with the Obligations (including, but not limited to, that certain Security Agreement dated January 12, 1996 and executed by Borrower in favor of Bank), the First Bank Mortgage and the Second Bank Mortgage.

            So long as Borrower is indebted to Bank, Obligors (as defined below) shall deliver, or shall cause to be delivered, to Bank the following (all to be in form and substance satisfactory to Bank in its sole discretion): (i) within ninety (90) days after the end of each fiscal year of Borrower, the audited annual financial statement of Borrower; (ii) within forty five (45) days after the end of each fiscal quarter, the quarterly financial statement of Borrower, certified by Borrower's chief financial officer; (iii) within ninety (90) days after the end of each calendar year, the annual personal financial statement of the Guarantor and any other guarantor; (iv) such data, reports, statements and information, financial or otherwise, as Bank may request; (v) immediately upon becoming aware of the existence of any Event of Default under this Note, a written notice specifying the nature and period of existence thereof and what action Obligors are taking (and propose to take) with respect thereto; and (vi) immediately upon receipt by any Obligor, a copy of any notice of default given to any Obligor by any creditor for borrowed money or any notice

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         of default under any contract to which any Obligor is a party if such default could result in a material adverse change in the business, assets, operations, financial condition or results of operations of any Obligor or any affiliated entity of Borrower.

            The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due;
         (ii) the occurrence of any event of default or default and the lapse of any notice or cure period under any loan document or any other debt, liability or obligation to Bank of any Obligor or any affiliated entity of Borrower; (iii) the filing by or against any Obligor or any affiliated entity of Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor or any affiliated entity of Borrower, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof); (iv) any assignment by any Obligor or any affiliated entity of Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor or any affiliated entity of Borrower held by or deposited with Bank; (v) a default with respect to any other indebtedness of any Obligor or any affiliated entity of Borrower for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the failure of any Obligor or any affiliated entity of Borrower to observe or perform any other existing or future agreement with Bank of any nature whatsoever;
         (vii) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to Bank; (viii) the entry of a final judgment against any Obligor and the failure of such Obligor to discharge the judgment within ten (10) days of the entry thereof; (ix) any material adverse change in the business, assets, operations, financial condition or results of operations of any Obligor as determined by Bank; (x) Borrower ceases doing business as a going concern; (xi) the revocation or attempted revocation, in whole or in part, of any guarantee by any guarantor; (xii) the death or legal incompetency of any individual Obligor or, if any Obligor is a partnership, the death or legal incompetency of any individual general partner; (xiii) any representation or warranty made by any Obligor to Bank in any loan document, or any other documents now or in the future securing the obligations of any Obligor to Bank, is false, erroneous or misleading in any material respect; (xiv) any certificate, financial statement or other information made or given by any Obligor to Bank is materially incorrect or misleading; (xv) the failure of any Obligor to observe or perform any covenant or other agreement with Bank contained in any Loan Document or any other documents now or in the future securing the obligations of any Obligor to Bank; (xvi) the failure of Borrower to remit promptly when due to the appropriate government agency or authorized depository, any amount collected or withheld from any employee of Borrower for payroll taxes, Social Security payments or similar payroll deductions; (xvii) the attempt by any Obligor to terminate or disclaim such Obligor's liability for the Obligations; or (xviii) the failure of any Obligor to provide such financial and other information promptly when requested by Bank. As used herein, the term "Obligor" means Borrower and any guarantor, and the term guarantor means the Guarantor and/or any other guarantor of the obligations of Borrower to Bank existing on the date of this Note or arising in the future.

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            Upon the occurrence of an Event of Default: (a) as specified in clause (iii) or (iv) above, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (b) other than as specified in clause (iii) or (iv) above, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of Bank and without demand or notice of any kind, may be accelerated and become immediately due and payable; (c) at the option of Bank, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (d) Bank may exercise from tune to time any of the rights and remedies available to Bank under this Note, the loan documents (including, but not limited to, the First Bank Mortgage, the Second Bank Mortgage and the Guaranty) or under applicable law. Bank may exercise its rights and remedies in any order and may, at its option, delay in or refrain from exercising some or all of its rights and remedies without prejudice thereto.

            BORROWER HEREBY EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD, AFTER THE OCCURRENCE OF ANY EVENT OF DEFAULT HEREUNDER, TO APPEAR FOR BORROWER AND, WITH OR WITHOUT COMPLAINT FILED, CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, AGAINST BORROWER IN FAVOR OF BANK OR ANY HOLDER HEREOF FOR THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE, ALL ACCRUED INTEREST AND ALL OTHER AMOUNTS DUE HEREUNDER, TOGETHER WITH COSTS OF SUIT AND AN ATTORNEY'S COMMISSION OF THE GREATER OF FIVE PERCENT (5%) OF SUCH PRINCIPAL AND INTEREST OR $1,000 ADDED AS A REASONABLE ATTORNEY'S FEE, AND FOR DOING SO, THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. BORROWER HEREBY FOREVER WAIVES AND RELEASES ALL ERRORS IN SAID PROCEEDINGS AND ALL RIGHTS OF APPEAL AND ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAWS OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. INTEREST ON ANY SUCH JUDGMENT SHALL ACCRUE AT THE DEFAULT RATE.

            NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT, OR A SERIES OF JUDGMENTS, SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE INVALID, VOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS BANK SHALL ELECT UNTIL SUCH TIME AS BANK SHALL HAVE RECEIVED PAYMENT IN FULL OF THE DEBT, INTEREST AND COSTS.

            No delay or omission of Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall Bank's action or inaction impair any such right or power. Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of Bank's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. Borrower also waives all defenses based on suretyship or impairment of collateral. This Note shall bind Borrower and its heirs, executors, administrators, successors and


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         assigns, and the benefits hereof shall inure to the benefit of Bank and its successors and assigns.



            This Note has been delivered to and accepted by Bank and will be deemed to be made in the Commonwealth of Pennsylvania. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF BANK AND BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ITS CONFLICT OF LAWS RULES. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where Bank's office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to Borrower at Borrower's address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Note will prevent Bank from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Bank and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

            BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS BORROWER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

            Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.

            This Note may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed these presents the day and year first above written.



                                                  Red Bell Brewing Company

                                                  By: /s/ Robert T. Huttick V.P.
                                                      --------------------------
                                                  Name: Robert T. Huttick V.P.
                                                        ------------------------
                                                  Title: Vice-President
                                                        ------------------------

Agreed and acknowledged,
and intending to be legally bound:

/s/ James R. Bell
---------------------------
James R. Bell, as Guarantor


Accepted:


First Union National Bank,
(successor by merger to CoreStates Bank, N.A.)

By: /s/ James D. Brett
----------------------
Name: James D. Brett
----------------------
Title: Vice President
----------------------


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